                                                                    EXHIBIT 99.2


                               SLIDE PRESENTATION

Slide 1

[S1 Logo]

S1 CORPORATION
FIRST QUARTER TELECONFERENCE

Jaime Ellertson, CEO
James S. Mahan III, Chairman of the Board
Robert F. Stockwell, CFO

May 1, 2001


Slide 2

[S1 Logo]

FORWARD LOOKING STATEMENT

The statements contained in this presentation that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include, but are in no way limited to:

         - the possibility that the anticipated benefits from our acquisition transactions will not be fully realized;

         - the possibility that costs or difficulties related to our integration of acquisitions will be greater than expected;

         - our dependence on the timely development, introduction and customer acceptance of new internet services;

         - rapidly changing technology and shifting demand requirements and internet usage patterns;

         - other risks and uncertainties, including the impact of competitive services, products and prices, the unsettled conditions in the internet and other high-technology industries and the ability to attract and retain key personnel; and

         - other risk factors as may be detailed from time to time in our public announcements and filings with the SEC, including the Company's annual report on Form 10-K for the year ended December 31, 2000.

         - Except as required by law, S1 will not update forward-looking statements over the course of future periods.

For questions related to this information, contact Nancy O'Donnell, S1 Investor Relations at (404) 812-6671. Please contact Pullen Daniel at (404) 812-8387 to obtain a copy of the Annual Report on Form 10-K.


Slide 3

[S1 Logo]

FINANCIAL RESULTS - 1Q01
in $000s, except %

                                             Q1 01         Q1 00        Change      % Change
                                            ----------------------------------------------------
Revenue                                     $63,105       50,369        12,736        25%
Direct cost                                 34,733        32,351        (2,382)       (7)%
                                            ------        ------        -------
  Gross margin                              28,372        18,018        10,354        57%
Operating expenses                          37,972        35,749        (2,178)       6%
                                            ------        ------        -------
  EBITDA                                    (9,555)       (17,731)      8,176         46%
Depreciation & amortization                 (7,373)       (3,404)       (3,969)       (117)%
Goodwill & other
  non-cash charges                          (20,651)      (89,666)      69,015        77%
Loss on sale and equity
  interest in net loss of affiliate         (57,331)      -             (57,331)      -
Interest income/other                       2,848         35,593        (32,745)      (92)%
                                            --------      ------        --------
Net loss                                    (92,062)      (75,208)      (16,854)      (22)%
                                            --------      --------      --------

EPS - EBITDA                                $ (0.16)      $ (0.35)

EPS                                         $ (1.58)      $ (1.49)


Slide 4

[S1 Logo]

REVENUE AND GROSS MARGIN - 1Q01
in $000s, except percent

                                            Q1 01       Q1 00   Change        % Change

  Revenue
        Software license                 $ 13,806    $ 10,719      $ 3,087         29 %
        Professional services              38,606      34,382        4,224         12 %
        Data center                        10,238       3,507        6,731        192 %
        Other                                 455       1,761      (1,306)        (74)%
                                    ----------------------------------------------------
                                         $ 63,105    $ 50,369     $ 12,736          25%

  Gross margin %                      %             %
                                    --------------------------
        Software license                       90          86
        Professional services                  32          25
        Data center                            34           4
        Other                                  21           9
                                    --------------------------
                                               45          36


Slide 5

[S1 Logo]

CASH & CASH USAGE
in $ millions

EBITDA                                       $ (9.6)
Cash transferred with
VerticalOne sale                              (15.0)
Capital expenditures                           (2.1)
Other working capital charges                  (6.7)
                                               -----
                                            $ (33.4)

Cash balance                                $ 139.9

Slide 6

[S1 Logo]

Thank you for your time.

For more information:
http://www.s1.com




                          Transcript of Conference Call


Bob Stockwell:

                  As you may have already noted in the press release that was issued a short time ago, the financial results for the first quarter represent solid progress forward. Revenues for the first quarter were $63.1 million and an EBITDA loss (which also excludes non-cash charges for stock option compensation expense, loss on sale and equity interest in net loss of affiliated company) of $9.6 million. The EBITDA loss per share was $0.16 as compared to an EBITDA loss of $0.35 per share in the prior year quarter. Overall, the net loss for the first quarter was $1.58 per share.


I want to briefly review the significant financial highlights for the period and then will discuss several of these items in more detail.

- First quarter revenues of $63.1 million represented a $12.7 million or 25% growth over the first quarter of 2000.

- Every major revenue line item grew - licenses were up 29%, services up 12% and most significantly, the data center revenues increased by 192%.

- While revenues increased at a 25% pace, the gross margin increased by 58%.

- Operating expenses -- including Selling and Marketing, Product Development and General and Administrative -- grew at a moderate 6% over the prior year quarter.

- The increased gross margin and restrained growth of operating expenses resulted in a significant improvement in EBITDA as compared to the fourth quarter 2000.

- During the first quarter, we completed the sale of VerticalOne to Yodlee.

Our cash balance at the end of the quarter was approximately $140 million and our use of cash in operations declined dramatically from the fourth quarter.


If you will now turn to slide 3.

This slide represents a comparison of the first quarter 2001 versus the first quarter of 2000. Please note that this is the first year over year comparison in which both quarters include the acquired operations of FICS and Edify. In addition to giving S1 a worldwide presence, these acquisitions provided increased product offerings, including Corporate Banking, Small Business Banking, Financial Reporting and Call Center technologies. Also, while the QUP operations were not included in the first quarter of 2000, its community and regional bank product offering has replaced the discontinued Edify banking platform. The results of VerticalOne, which are included in the first quarter of 2000 are now reflected in the non-cash cost line item titled - Equity in Net Loss of Affiliate.

As I noted earlier, revenues grew 25% to $63.1 million and the gross margin increased by $10.5 million to $28.4 million. In addition, the gross margin percent rebounded back from 38% in the fourth quarter of 2000 to 45% in the first quarter of this year. I will discuss both of these in more detail in a moment.

As we move down the income statement, you will note that Selling and Marketing, Product Development and General and Administrative expenses only grew at a 6% pace. This stabilization in the cost structure is the result of the actions taken in the fourth quarter of last year and the first quarter of this year to restructure operations and rationalize the acquisitions that have been completed over the prior 18 months. Let me point out that the cost rationalization across the company is an ongoing process that will continue throughout 2001.

During the first quarter we completed the sale of VerticalOne to Yodlee and recognized a loss on that transaction of approximately $52.3 million. This loss is significantly less than the $85.5 million, which was the upper end of the range that was discussed in our year end forward looking statement. The bulk of the loss on sale is the write-off of the balance of goodwill associated with the VerticalOne purchase. As part of the sale of the property, S1 now has nearly a 33% ownership interest in Yodlee.

In addition, as a result of the goodwill impairment charge in the fourth quarter of 2000, the goodwill amortization has decreased from a quarterly run-rate of $113 million to $20.4 million for the balance of this year and next.

Please turn to slide 4, which is titled Revenues and Gross Margins.

Software license revenue during the first quarter was $13.8 million -- up 29% over the previous year quarter and up 24% over the fourth quarter of 2000. The related gross margin increased from 86% in the first quarter of last year to 90% this quarter, and remains in the anticipated range.

Professional services revenue during the first quarter was $38.6 million -- up 12% over the first quarter in 2000 and is down slightly as compared to the fourth quarter of 2000. The related gross margin increased from 25% a year ago to 32% in the first quarter of 2001. The increase in the related gross margin percent is a direct result more optimal pricing of our services offerings around the world.

Our most consistent source of revenues continues to be our data center revenues. Data center revenues increased by $6.7 million, or 192% as compared to the first quarter of last year. In addition, data center revenues increased by $2.0 million, or 25% as compared to the fourth quarter of 2000. As we noted in the last call, the European data center came on line late in the fourth quarter of 2000. In addition, the gross margin in the data center increased to 34% during the first quarter of 2001, as compared to 4% a year ago and 11% in the fourth quarter of 2000.

Please turn to slide 5, titled Cash and Cash Usage.

As of March 31, S1 had approximately $140 million in cash to fund operations. During the first quarter, the cash balance declined by approximately $33.4 million as a result of the following components:

-        The company had a $9.6 million EBITDA loss for the quarter.

- VerticalOne had approximately $15 million in cash at the time of the sale to Yodlee.

- Capital expenditures declined significantly over prior quarters and amounted to $2.1 million.

- Other working capital changes, on a net basis, amounted to a cash usage of $6.7 million. Collections on Accounts Receivables improved substantially over the prior quarter as the result of certain major projects being completed and resulted in DSO's declining from 147 days at the end of last year to 123 days at March 31. While still high, the DSO's continue to be impacted by several large implementation projects that are nearing the end stage and should be converted to cash in the near future. In addition, the increase in cash collections on receivables was offset by a substantial reduction in the year-end current liabilities, which included several significant and non-recurring payments.

As we look forward, as a result of improving revenue, greater expense control and improving accounts receivable collection, we anticipate that the cash available to fund operations will stabilize significantly above the $100 million mark.

I now want to turn to a discussion of our anticipated results in the second quarter of this year.

We anticipate revenues for the second quarter will range from $62 to 65 million and the EBITDA loss in the $7-9 million range. I further want to reiterate the following two key points:

- We remain comfortable with our annual revenue guidance of $275 - 285 million; and

- This management team is committed to reaching EBITDA breakeven by the end of 2001.

Jamie Ellertson:

Thanks Bob.

Now I would like to spend a few minutes to review our operational highlights in Q1. Execution. Convergence. Enterprise. As I report to you today on this first Qtr 2001 earnings call - these are our watch words. In summary, I am pleased to report we are beginning to make progress at S1 in the fundamental areas of revenue stabilization, cost controls and perhaps most importantly our fundamental long term e-finance strategy.

First I would like to address the basic execution areas of revenue production and cost controls:

From a top line we produced just above $63.1M in revenue in Q1 (I believe this was above consensus estimates), we aggressively managed our expenses down to an EBITDA loss of <9.6M> or <.16>/per share EBITDA. A 67% reduction over Q4 2000 loss of <29.1M> or <.52>/per share

Now allow me to add some color to Q1 results. First, let's talk about the wins; to begin with we signed 72 new customers in Q1.

In Consumer and Retail Banking, our wins include:

        - Mid America - a $5B plus asset bank based in Clarendon Hills, Illinois
        - First Federal Lincoln Bank
        - Several new Credit Unions including:
        -  State Central Credit Union
        -  Boise Employees Federal Credit Union
        - New Multi-Product Project with B of A (a top ten bank)

In Corporate and Small Business Banking, our wins include:

        - Signing Comerica, as a new Trade Finance Customer
        - a seven figure upgrade of our corporate software at US Bank (another top ten bank).; and
        - a multi-million dollar new license of our Small Business solution to Fleet Bank (yet another top ten bank).

In Customer Information and Multi-Channel, our wins include:

        - New Financial Projects at SAFECO Insurance, and
        - World's Foremost Bank NA

Other new Customers this Qtr:

        - First Federal Savings Bank of America
        - Ford Credit Union in France
        - State National Bancshares
        - Union Safe Deposit Bank
        - Sumitomo Mitsui Banking Corporation in Asia
        - Total Bank
        - Fitzsimons Federal Credit Union
        - Bankpyme in Luxemborg
        - Community Bank & Trust
        - State National Bancshares


Now, I would like to turn to several strategic projects we focused on during Q1. First, I would like to discuss our RBS customer base (the former Edify Retail Banking Solution). As many of you know, we did not do a very good job of communicating our program to end-of-life that product, however, we have taken great pains to correct this. Winning in this market is not a sprint, it is a marathon. Over the past few months we have carefully developed a complete migration program for the RBS users. The S1 RBS upgrade plan takes into account the best feature for feature match, minimal disruption of the Financial Institutions Customers (through changes in UI or functionality), wraps a complete technical migration plan that is evolutionary and not revolutionary around the RBS user, and is very attractive from an ROI stand point. We have held detailed, in person, meetings with the majority of the direct FI's utilizing RBS. And the results, no hand waving or PR, are very positive! We have already signed Letters of Intent with numerous leading RBS Banks. Some of those banks that have already signed include Intrust Bank, a multibillion dollar asset bank based in Wichita, Kansas, as well as Carolina First and AllFirst - a $16 Billion dollar asset bank, ranked in the top 100 US banks. We have completed our customer conference with very strong reviews from all attendees and have a substantial number of additional banks in analysis and migration negotiations. Again, I would like you to focus on our ability in Q1 to execute on this program versus the hand waving or press releases from various competitors.

Next I would like to address our greatest opportunity. The rapid market convergence which is occurring in the financial services market place. This convergence trend for banks to move into brokerage, for brokerage to move into banking, for insurance entities to utilize banks as their single largest external distribution channel is at the core of our Enterprise strategy. We see most FI's - from our Major Banks to leading insurers-struggling with a far greater challenge than simple internet solutions for on-line checking, we see most FI's focused on providing an integrated set of financial service offerings across all customer touchpoints to enable value creation for the customer and greater cross-sales opportunities for the FI's. Our Enterprise Integrated E-Finance product family with multi-channel delivery is a key differentiator in the rapidly converging and commoditizing e-Finance market place. During Q1, we saw continued, very beneficial examples of convergence in our customer base;

        - In the International markets:

           OCBC went live with multiple banks on our consumer suite platform providing customers - banking, investments and personalized financial portal capability.

        - In North America:

          Bank of America launched a new project with S1 that highlighted a converged offering of - banking, investments, aggregation and financial portal; and

        - As previously mentioned, Fleet Bank purchased our Small Business Solution bringing to four the number S1 of applications they have licensed and provide to customers.

In addition to these examples of customer wins, we also made progress in Q1 with regard to extending our Enterprise e-Finance Solution set by announcing the availability of our new Wealth Management Solution and Consumer Insurance products. S1's Wealth Management Solution provides self-service, goal based planning capabilities as well as an on-line collaboration feature to leverage the financial service provider's existing role as the trusted advisor. Our Wealth Management solution is unique in its integration with S1's Consumer Suite, or other third party financial applications, to leverage across multiple channels a common customer database that will provide a more holistic view of the customers finances and the FI's cross sales opportunities. In the quarter we also successfully released our Consumer Insurance product version 5.2 on schedule. S1's Consumer Insurance consolidates a financial institution's entire insurance and financial product portfolio and creates a valuable deliver channel through which the institution can easily interact with customers and process transactions. The product enables financial institutions, including insurance providers, banks and brokerage houses, to leverage their existing brands while offering customers direct online access to insurance product and policy information for property, casualty, life and annuity management.

Finally, as I stated last quarter, a key to both our long term operational success in rationalizing our current products as well as leap frogging most of our competitors is our next generation - Open e-Finance Architecture. I am very excited to report that our J2EE version of Consumer Suite is well under way. Perhaps more importantly we are gaining significant traction in the marketplace with real customers. In late Q1 we launched an Early Adopter Program for our new Consumer Suite J2EE version and we have signed multiple customers including some of our flagship Consumer Suite customers as well as several brand new customers to LOI's. Our J2EE version of Consumer Suite will provide an open backbone for our customers to implement our growing list of enterprise financial applications on either a hosted or in-house basis. Our new J2EE Consumer Suite version positions us at the heart of the convergence market with the most comprehensive enterprise e-Finance offering available. Furthermore, we will be able to leverage our considerable engineering resources behind one Consumer Suite platform for all our e-Finance solutions, which will deliver significant operating economies of scale by later this year. Success of our new J2EE Consumer Suite platform is at the core of our business plans for 2001 and beyond.

Now I would like to turn to a quick review of some of our other operational highlights in Q1. First let me review some of the trends with regard to our overall revenue mix. Specifically, our revenue mix was better in Q1, License Revenue for Q1 was up 24% to $13.8M vs $11.1 in Q4 2000 and Data Center Revenue was up by 25% to $10.2M over $8.2M in Q4 2000. Consequently, overall service revenue was down 5% to $38.6M from $40.6M in Q4 2000.

Perhaps more importantly as we move our business to more of an enterprise software and data center model, we hope to see continued progress at the gross margin level. In Q1 our gross margin increased from 38% in Q4 2000 to 45% in Q1. And finally a few other key metrics. As Bob stated, I am encouraged by the decline in both our DSO - from 147 to 125 - and our cash burn which was down by 65% from over $46M of cash used in Q4 to $33M in Q1 and $18M after adjustment for our investment in the new Yodlee.

From the expense side of our business, we continue to see opportunities as we further integrate and streamline the organization which is the result of 6 different acquisitions over the last 18 months. We have been able to identify synergies in personnel that have resulted in millions of dollars in annual savings, we have reduced our annualized voluntary turnover to a respectable 20% and will continue to drive it lower.

As Bob discussed the merger of our Vertical One division with Yodlee was successfully completed in the beginning of Q1, helping to solidify Yodlee's market position and further reduce our expenses and cash burn.

Finally, during the quarter we continued to round out our senior management team. During Q1 we made significant progress with several of our key searches:

        - We added Andrew Moore as our new V.P. World Wide Channels. Andrew previously ran all partner/channel activities for PSDI, several hundred million dollar revenue software company, based in Massachusetts.

        - We also added Tracy Vance as our new CIO. Tracy came to S1 from Atlanta based PaySys International, where he served as Vice President, Information Services. Prior to PaySys he held senior management roles with Randstad North America, Panasonic and Boeing.

        - On our Marketing search, we are down to a select few candidates for the new Senior V.P. of Marketing and expect to successfully extend a final offer within the next two weeks.

        - With regard to our CFO search, we have made progress but are still not ready to extend an offer, this - like the SVP of Marketing - is a key role in our company and with more and more good candidates becoming available, I have decided to take a little extra time, although still very aware of this positions importance to both our employees, our shareholders and our customers.

        - To counteract the challenges of a slightly longer than desired CFO search process, we have elevated a strong internal financial manager Matt Hale. Last month we announced that Mr. Hale would take on the role of VP of Finance and Global Controller. Prior to joining S1's corporate executive team, Mr. Hale served as CFO of Q UP, now S1's Community and Regional e-Finance Solutions Group. Previously, Mr. Hale held the position of CFO at CCi-Triad, a $250M technology company based in Austin, Texas. Matt's strong operational and experience as a CFO of a public company is a welcome addition to our senior team and allows S1 to continue its progress towards growth and profitability.

I know that some of you have questions about the economy and whether we have been impacted by any weakness there, and I have to say that as of yet, the answer is "No". We have seen some lengthening of sale cycles at some of our customers, particularly on the very high end and the very low end. However, as you have seen, our revenues were solid this quarter and we've stated that we are still comfortable with our revenue guidance for the year. Having said that, if the economy really starts to stall, we'll be affected just like everybody else. However, I think that our integrated enterprise solution business model protects us to some extent. We are much more diversified than most of our competitors, across product offerings, industries and geography. So when one particular product or one target market is experiencing a little softness, we can often make up for it in another. So I feel pretty good about our competitive position.

In summary, good execution in many of our core business units:

-   70+ new customers,

-   good results with almost all of our key metrics at or above plan

-   large top ten bank deals

-   penetration in new markets, like Credit Unions

- good traction in convergence accounts with existing customers going live like - OCBC and new deals at major banks such as Fleet and Bank of America

-   solid traction with multiple migration project LOI's signed in our RBS base

- New products from Wealth Mgmt, Insurance and most importantly our new Consumer Suite J2EE version and related opportunities

- Progress related to building out our Senior Management Team with the additions of Hale and Moore

However, we can and will do better. I remain very excited about our opportunity and will work to further focus on our Execution of Integrated Enterprise e-Finance to dominate the converging marketplace!!!

Now, I will conclude the organized presentation portion of this S1 First Quarter FY2001 Earnings Call and turn it over to our moderator for the question and answer session.